UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2019

FORTUNE VALLEY TREASURES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55555	32-0439333
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

No. 10 of Tuanjie 2nd Road, Beice, Humen
Dongguan, Guangdong, China	518000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 769-82268999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2019, the Board of Directors (the “Board”) of Fortune Valley Treasures, Inc. (the “Company”) approved an increase in the size of the Board from one (1) director to two (2) directors, appointed Mr. Kaihong Lin to serve as a director to fill the vacancy created as a result of the increase in the size of the Board, and appointed Mr. Yumin Lin to serve as the Chairman of the Board.

On December 20, 2019, Mr. Yumin Lin tendered his resignation as Chief Financial Officer and Treasurer to the Board, effective immediately. Mr. Yumin Lin’s resignation was for personal reasons and was not due to any disagreement with the Company. Mr. Yumin Lin will continue to serve as the Chairman, Chief Executive Officer, President and Secretary of the Company.

To fill the vacancies created by Mr. Yumin Lin’s resignation, the Board appointed Mr. Kaihong Lin to serve as the Company’s Chief Financial Officer and Treasurer effective December 20, 2019.

Kaihong Lin, age 46, has served as the financial director of Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd., a subsidiary of the Company, since March 2019. Prior to that, he was the financial director of Guangdong Minche New Energy Automobile Co., Ltd., a new energy automobile company, from June 2018 to March 2019. He served as financial director in Guangdong Duncheng Environmental Protection Technology Co., Ltd., an environmental engineering company in China, from June 2017 to May 2018. From October 2015 to May 2017, Mr. Lin was the financial director and a member of the board of Guangzhou Jingcheng Inspection Technology Co., Ltd., a company specialized in testing and assessment across various industries, including environment, construction, electronics, food safety and so on. From January 1997 to October 2015, he was the financial director of Guangdong Provincial Expressway Development Co., Ltd. (SHE: 000429), a construction and maintenance company for highways and bridges. Mr. Lin received a bachelor’s degree in human resources from Peking University, a bachelor’s degree in accounting from Jinan University, and a master’s degree in software engineering with a concentration in financial informatics from Tianjin University.

On December 20, 2019, the Company and Mr. Kaihong Lin entered into an employment agreement (the “Employment Agreement”) setting forth the terms and conditions of Mr. Lin’s employment as Chief Financial Officer and Treasurer. Pursuant to the Employment Agreement, Mr. Lin will serve as the Chief Financial Officer and Treasurer for a term of one year, subject to automatic renewal for successive one-year terms, unless either party gives 60-day prior notice of non-renewal. Mr. Lin is entitled to an annual base salary of $25,676 for his services and participation in all compensation and employee benefit plans. Should Mr. Lin be terminated for cause, or by reason of death or disability, or resign without good reason (as such terms are defined in the Employment Agreement), Mr. Lin shall be entitled to receive his base salary and benefits through the end of his employment and such other compensation and benefits as may be provided in applicable plans and programs of the Company. In the case of termination by death, Mr. Lin is entitled to receive the portion of stock option to the extent vested prior to the end of his employment. Should Mr. Lin be terminated without cause (other than due to death or disability) or resign for good reason, he shall be entitled to receive any accrued and unpaid base salary, benefits and the stock option to the extent vested through the end of his employment, as well as continuation of his base salary for three months following of the end of his employment.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein in its entirety.

There are no family relationships between Mr. Lin and any director or executive officer of the Company. There are no transactions between the Company and Mr. Lin that are subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated as of December 20, 2019, by and between Fortune Valley Treasures, Inc. and Kaihong Lin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2019

FORTUNE VALLEY TREASURES, INC.

By:	/s/ Yumin Lin
Name:	Yumin Lin
Title:	Chief Executive Officer, President, Treasurer and Secretary